                                                                    EXHIBIT 99.1

[LEVIATHAN LOGO]                                                            NEWS
--------------------------------------------------------------------------------
LEVIATHAN GAS PIPELINE PARTNERS, L.P.                   CONTACT: KEITH B. FORMAN
P.O. BOX 2511                                            CHIEF FINANCIAL OFFICER
HOUSTON, TEXAS 77252-2511                                 OFFICE: (713) 420-5218
                                                             FAX: (713) 420-5602

FOR IMMEDIATE RELEASE



              LEVIATHAN GAS PIPELINE INCREASES OWNERSHIP IN THREE
                           OFFSHORE PIPELINE SYSTEMS

Houston, Texas, June 30, 1999 -- Leviathan Gas Pipeline Partners, L.P. (NYSE:LEV) announced today that it has closed on the purchase of several companies which hold ownership interests in the High Island Offshore System
(HIOS), U-T Offshore System (UTOS), East Breaks Gathering Company (East Breaks) and a number of smaller offshore pipeline laterals owned by Natural Gas
Pipeline Company of America (NGPL), a subsidiary of KN Energy, Inc. (NYSE:KNE), for total consideration of approximately $51 million. As a result of this transaction, Leviathan will increase its ownership from 40 percent to 60 percent in both HIOS and East Breaks and from approximately 33 percent to 67 percent of UTOS. Additionally, Stingray Pipeline Company, which is 50 percent owned by Leviathan and NPGL, has agreed to purchase from NGPL certain offshore laterals that connect to Stingray for total consideration of approximately $5 million. After a transition period, Leviathan will assume NGPL's role as operator of Stringray Pipeline, the Stingray Onshore Separation Facility and the West Cameron Dehydration Facility.

     The 200-mile HIOS pipeline is located in the Gulf of Mexico off the eastern coast of Texas and has a total capacity of approximately 1.8 billion cubic feet of natural gas per day. The system accesses natural gas reserves from the High Island area as well as the Garden Banks, East Breaks and Alaminos Canyon areas of the flextrend and deepwater regions of the Gulf of Mexico. The UTOS pipeline transports gas from the terminus of the HIOS system to multiple onshore processing facilities in southern Louisiana with access to four Interstate and one Intrastate pipelines. East Breaks Gathering Company was formed earlier this year to own and operate the gas gathering pipeline for Exxon and BP Amoco's development of the Diana/Hoover field. The new 85-mile East Breaks pipeline will have a design capacity of over 400 million cubic feet of natural gas per day and gather deepwater production from Alaminos


                                     -more-

                                                                          2 of 3


LEVIATHAN INCREASES OWNERSHIP
IN THREE OFFSHORE PIPELINES
PAGE 2


Canyon Block 25 and surrounding blocks for redelivery into the HIOS pipeline. These new pipeline facilities should be ready for service during the second quarter of 2000.

     "With its existing capacity and access to multiple processing options and downstream transportation systems, we believe HIOS is the most competitive and commercially attractive gathering system for producers active in the western Gulf of Mexico," said Grant E. Sims, chief executive officer of Leviathan. "We are excited to have the opportunity to expand our ownership interest in these strategically located assets and expect to see increased activity in the deepwater areas served by these systems over the next several years."

     Leviathan Gas Pipeline Partners, L.P., a publicly owned master limited partnership, operates or has interests in eight natural gas pipeline systems located offshore Louisiana and Texas, which currently gather over three billion cubic feet of natural gas per day. In addition, Leviathan owns working interests in five offshore fields and a 36 percent interest in Poseidon Oil Pipeline, a crude oil system designed to serve new developments in the subsalt and deepwater areas of the Gulf of Mexico. El Paso Energy Corporation (NYSE:EPG) is the general partner of and owns an effective 34.5 percent economic interest in Leviathan.

     With over $10 billion in assets, El Paso Energy Corporation provides energy solutions through five business units: Tennessee Gas Pipeline Company, El Paso Natural Gas Company, El Paso Field Services Company, El Paso Energy Marketing Company, and El Paso Energy International Company. The company owns the nation's only integrated coast-to-coast natural gas pipeline system and has operations in natural gas transmission, gas gathering and processing, energy marketing, power generation and international energy infrastructure development. On June 10, the stockholders of both El Paso Energy and Sonat, Inc. overwhelmingly voted in favor of merging the two organizations. The merger is expected to close in the third or fourth quarter of this year, concurrent with the completion of regulatory reviews. Visit El Paso Energy's web site at www.epenergy.com

                           FORWARD-LOOKING STATEMENT

     This release may contain forward-looking statements or projections, made in reliance on


                                     -more-

                                                                          3 of 3



LEVIATHAN INCREASES OWNERSHIP
IN THREE OFFSHORE PIPELINES
PAGE 3



the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Leviathan has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, oil and natural gas prices, continued drilling, exploration and production activity in the areas of the Gulf of Mexico served by these pipelines; successful negotiation of transportation contracts on these pipelines; general economic and weather conditions in geographic regions or markets served by these pipelines; and competition. While Leviathan makes these statements and projections in good faith, neither Leviathan nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to leviathan's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

                                      ###


CONTACTS:

Media Relations            Paula Delaney              (713) 420-6685
                           Mel Scott                  (713) 420-3039

Investor Relations         Bridget McEvoy             (713) 420-5597